Exhibit III

                                    AGREEMENT

          This Agreement (the "Agreement") is made antered into this 19th day of Aprill 1996, by and between Systems Assurance Corporation, a Delaware corporation (the "Company"), William E. Chipman, Sr., James C. Wagner, Thomas R. Petree, Barry R. Sharer, Charles Forsman, AAH Development Company (collectively referred to as "Management and Principal Shareholders") and Exchange Place Capital Partners, L.L.C., a Utah limited liability company, ("Exchange Place"), based on the following:

                                    Premises

          a) The Company has ceased all of its operations and has been investigating potential business opportunities to pursue in an affort to commence profitable operations. Management and Principal Shareholders have agreed to certain condititions in an effort to entice Exchange Place into loaning the Company some monies to pay creditors and to assist in locating a potential merger candidate or new business opportunity for the Company.

          b) Exchange Place has agreed to loan the Company monies subject to certain conditions including, but not limited to, restrictions of future debt and equity issuance, attainment of corporate records for its due diligence review, lock up agreements on certain shares and irrevoable proxies covering a proposed reverse split and potential merger candidtate. The Company has agreed to these conditions as has Management and Principal Shareholders. Accordingly, the parties to this Agreement want to set forth their understanding herein.

                                   Agreeement

          Based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration which is hereby expressly acknowledged, the parties hereby agree as follows:

          1) Promissory Note. Pursuant to the terms and conditions of this Agreement and of the promissory note attached hoereto as Exhibit "A" and made a part hereof by this reference (the "Promissory Note"), Exchange Place will loan to the Company fifty thousand dollars ($50,000) which funds shall be dispersed only pursuant to written instruction of Exchange Place. The fifty thousand dollars ($50,000) shall be used to certain debt owed by the Company to AAH Development Company in the amount of $40,000 with the remaining $10,000 paid to Lance King for services he has provided the Company. The Company agrees that the fifty thousand dollars ($50,000) will not be paid to the above parties unless upon the completion of the payment the only known debt owed by the Company wil that owed to the Company's transfer agent.

          2) Additional Debts and Shares. As partial consideration and as an inducement to Exchange Place for the loan of fifty thousand dollars ($50,000), the Company hereby agreest that (i) it will not incur any additional debt, other than that owed to its transfer agent on a monthly basis, without the prior written approval of Exchange Place which may be withheld for any reason, and
(ii) it will not issue any additional shares of its equity securities including but not limited to its common stock, part value $0.01 per share (th "Common Stock") nor make any commitments, pledges or otherwise bind the Company to issue any equity securities for as long as the Promissory Note remains outstanding, and if any equity securities of the Company are issued, for whatever reason, the Company wil grant an equal number of shares to Exchange Place sp that if Exchange Place were to convert the Promissory Note to shares of Common Stock, its percentage of ownership interest in the Company would remain unchanged after the new issuance of equity securities of the Company. Exchange Place shall assume responsibility for all costs related to any fililngs with the Securities and Exchange Commission including but not limite to proxies, information statements, quarterly and annual reporting requirements, and also all costs related a special meeting of shareholders for the purpose of approving up to a 350 to 1 reverse split of Company's issued and outstanding common stock.

          3) Prior Approval of Merger or Acquisition. The Company hereby agrees to present for prior approval all companies, entities, organization, division or business concepts to Exchange Place prior to any agreements being entered into regarding any acquisition, merger, consolidation, or joint venture. If Exchange


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Place, at its discretion, advises the Company against entering into any agreement with such an entity, the Company will not proceed with such an agreement.

          4) Special Meeting of Shareholders. Management and Principal Shareholders shall cause the Company to call and hold a special meeting of its shareholders for the purpose of approving up to a 350 to 1 reverse split of the Company's issued and outstanding Common Stock. Management and Principal Shareholders shall vote their shares in favor of such reverse slpit and use their best efforts to have the reverse split approved.

          5) Irrevocable Proxies. Management and Principal Shareholders shall, at the discretion of Exhange Place, enter into irrevocable proxies (the "Proxies") appointing Exchange Place as their proxy to vote Management and Principal Shareholders shares in favor of (i) up to a proposed 350 to 1 reverse split, (ii) a proposed merger between the Company and another entity provided the other entity meets the minimum listing requirement as to assets and shareholders equity to be listed on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") The Proxies shall expire on September 1, 1996. At Exhcnage Place option, they may extend the proxies in 30 day increments by paying to Management and Principal Shareholders $5,000 for each 30 day increase. All monies paid to Management and Principal Shareholders shall be allocated pro rata based on the number of shares held by Management and Principal Shareholders who have provided proxies. In the event any extension is requested beyond December 31, 1996, the Promissory Note shall likewise be extended for the same time period.

          6) Access to Corporate Documents. The Company, Management and Principal Shareholders shall provice Exchange Place access to all of the Company's records, books and files and the ability to copy any such documents for its files.

          7) Notices. All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests to be sent to the respective parties or any permitted assignee of the interest of any party hereunder pursuant hereto shall be deemed to have been properly given or served by depositiong the same in the United States mail, postage prepaid, and reistered or certified with return receipt requested, personal delivery; overnight courier, or by facsimile transmission and addressed to such party or assignee at the following adress:

           If to Exchange Place:     Dean Becker
                                     Exchange Place Capital Partners, L.L.C.
                                     10 Exchange Place, Suite 309
                                     Salt Lake City, Utah 84111

           If to the Company:        William E. Chipman, Sr.
                                     18 West King Street
                                     Malvern, Pennsylvania 19355

           If to Management and
           Principal Shareholders:   William E. Chipman, Sr.
                                     18 West King Street
                                     Malvern, Pennsylvania 19355

or such other adressee as shall by furnished in writing by any party in the manner for giving notices hereunder. All notices, demands, and requests shall be effective on being deposited in the United States mail. However, the time period in which a response to any such notice, demand, or request must be given shall commence to run from the date of delivery in the event of personal delivery, one day after writing by overnight courier, or three days after deposit in the United States mail. All notices, demands and requests shall be deemed given only if given by the ersons listed above or an authorized representative, who shall be authorized in writing by the above person.

          8) Amendment of Waiver. No waiver of any of the provisions contained in this Agreement shall be valid unless made in writing and executed by the waiving party. It is expressly understood that in the event either party shall on any occasion fail to perform any terms of this Agreement and the other party shall not enforce that term, the failure to enforce on that occasion shall not prevent enforcement on any other occasion.

          9) Third Party Beneficiaries. No director, officer, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

          10) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Exchange Place Capital Partners, L.L.C.      Systems Assurance Corporation

By: /s/ Dean Becker                          By: /s/William E. Chipman, Sr.
Dean Becker                                  William E. Chipman, Sr.,
                                             President/Director

                                             By: /s/ James C. Wagner
                                             James C. Wagner, Secretary/Director

                                             By: /s/ Thomas R. Petree
                                             Thomas R. Petree, Treasurer/
                                             Director

                                             Management and Principal
                                             Shareholders

                                             By: /s/ William E. Chipman, Sr.
                                             William E. Chipman, Sr.
                                             (individually)

                                             By: /s/ James C. Wagner
                                             James C. Wagner (individually)

                                             By: /s/ Thomas R. Petree
                                             Thomas R. Petree (individually)

                                             By: /s/ Barry R. Sharer
                                             Barry R. Sharer (individually)

                                             By: /s/ Charles Forsman
                                             Charles Forsman (individually)

                                             AAH Development Company

                                             By: /s/ James C. Wagner
                                             James C. Wagner, President